Exhibit 99.2

U.S. Food & Drug Administration Grants Orphan Drug Designation to TapImmune's TPIV 200 in the Treatment of Ovarian Cancer

Company preparing for Phase II ovarian cancer trial based on positive data in Mayo Clinic Phase I trial
PR Newswire

JACKSONVILLE, Florida, December 9, 2015

JACKSONVILLE, Florida, December 9, 2015 /PRNewswire/ --

TapImmune, Inc. (TPIV), a clinical-stage immunology-oncology company specializing in the development of innovative peptide and gene-based immunotherapeutics and vaccines for the treatment of cancer & metastatic disease, announced today that it has received Orphan Drug Designation from the U.S. Food & Drug Administration's Office of Orphan Products Development (OOPD) for its cancer vaccine TPIV 200 in the treatment of ovarian cancer. The TPIV 200 ovarian cancer clinical program will now receive benefits including tax credits on clinical research and 7-year market exclusivity upon receiving marketing approval.

TPIV 200 is a multi-epitope peptide vaccine that targets Folate Receptor Alpha which is overexpressed in multiple cancers including over 90% of ovarian cancer cells.  In Phase I clinical studies conducted at the Mayo Clinic in patients with breast and ovarian cancer this vaccine was shown to be safe and well tolerated and to give robust cellular immune responses in 20 out of 21 evaluable patients.  Further, the data showed that 16 out of 16 patients in the observation stage still showed immune responses. Data from the Phase I studies were published in the Journal of Clinical Oncology covering the American Society of Clinical Oncology meeting in May 2015.   Multiple Phase II studies will examine the efficacy of this vaccine in ovarian and triple negative breast cancer.

"Ovarian cancer is highly aggressive, clinically evasive, and with current treatment modalities time to recurrence is relatively short and prognosis upon recurrence is poor," commented Dr. Patrick Yeramian, MD, Vice President and Chief Medical Officer at TapImmune. "The FDA's decision to grant TPIV 200 Orphan Designation underscores the need for additional therapeutic options and validates the scientific rationale of TapImmune's approach."

Approximately 21,290 women were diagnosed with ovarian cancer in 2015 and an estimated 14,180 will die from the disease according to the American Cancer Society. Because ovarian cancer tends to be detected at a later stage of the disease, the 5-year survival rate for ovarian cancer is 45%. Current treatment options are surgery, radiation and chemotherapy. There is currently no FDA approved cancer vaccine available for ovarian cancer.

About TapImmune Inc.

TapImmune Inc. is an immune-oncology company specializing in the development of innovative technologies for the treatment of cancer, including metastasis, and infectious disease. The Company's peptide or nucleic acid-based immunotherapeutics, comprise one or multiple naturally processed epitopes (NPEs) designed to comprehensively stimulate a patients' killer T-cells, helper T-cells and to restore or further augment antigen presentation by using proprietary nucleic acid-based expression systems. The Company's technologies may be used as stand-alone medications or in combination with current treatment modalities. Please visit the Company's website at www.tapimmune.com for details.

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company's expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements". Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company's most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.

Contacts:
TapImmune Inc.,
Glynn Wilson, Ph.D.
Chairman & CEO
+1-866-359-7541